Exhibit 99.1

VERISIGN TO OFFER $1.1 BILLION JUNIOR SUBORDINATED

CONVERTIBLE DEBENTURES

MOUNTAIN VIEW, CA – August 13, 2007 – VeriSign, Inc. (Nasdaq: VRSN) today announced that it proposes to offer $1.1 billion principal amount of junior subordinated convertible debentures, subject to market conditions and other factors. The debentures would be due in 2037 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The conversion rate and other terms will be determined by negotiations between the Company and the initial purchaser of the debentures. VeriSign also intends to grant to the initial purchaser of the debentures the right to purchase up to an additional $200 million principal amount of debentures solely to cover overallotments.

VeriSign intends to use the net proceeds of the offering of the debentures to repurchase shares of its common stock through an accelerated share repurchase program and/or from institutional investors in negotiated transactions. In connection with hedging its position with respect to the accelerated share repurchase program, the counterparty to such transaction or its affiliate expects to purchase shares of VeriSign common stock concurrently with, or shortly after the offering of the debentures and expects to purchase or sell shares of VeriSign common stock in secondary market transactions during the term of the accelerated share repurchase program. VeriSign intends to use any remaining net proceeds for general corporate purposes.

If the initial purchaser’s overallotment option is exercised, VeriSign intends to use the additional net proceeds to repurchase additional shares of its common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by such statements. Such risk and uncertainties include, but are not limited to whether or not VeriSign will offer the debentures or consummate the offering, prevailing market conditions, the anticipated principal amount of the debentures could differ based upon market conditions, and the anticipated use of the proceeds of the offering could change as a result of market conditions or for other reasons.

VRSNF

Contacts

Investor Relations: Ken Bond, kbond@verisign.com, 650-426-3744